Exhibit 4.6

EXECUTION VERSION

SHARE SUBSCRIPTION AGREEMENT

This SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into as of March 13, 2018, by and between Seaspan Corporation, a Marshall Islands corporation (the “Company”), Deep Water Holdings, LLC (“Purchaser”) and Blue Water Commerce, LLC, an affiliate of Purchaser (“Blue Water”).

WHEREAS, the Company and Blue Water are both members of Greater China Intermodal Investments LLC (“GCI”);

WHEREAS, the Company plans to acquire GCI pursuant to that certain Agreement and Plan of Merger, dated the date hereof, by and among the Company, Seaspan Investment III LLC, GCI and Greater China Industrial Investments LLC (the “Merger Agreement”);

WHEREAS, all capitalized terms used but not defined herein will have the meanings ascribed to them in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the Company (as Buyer) will pay to each Selling Member, including Blue Water, that portion of the Estimated Net Merger Consideration allocable to such Selling Member;

WHEREAS, pursuant to Section 3.1(d) of the Merger Agreement, Blue Water hereby instructs the Company, as Buyer, to direct Blue Water’s portion of the Estimated Net Merger Consideration to Purchaser;

WHEREAS, in lieu of payment of the Estimated Net Merger Consideration, Purchaser desires to use such amount as consideration to subscribe for and purchase from the Company, and the Company desires to issue and sell to Purchaser, 2,514,996 shares of the Company’s Class A common stock (the “Subscribed Shares”), such amount being the quotient of (i) the value of the Estimated Merger Consideration owed to Blue Water at the Closing and (ii) the volume weighted average closing price of the Company’s Class A common stock (as reported by Bloomberg L.P.) for the twenty (20) consecutive trading days ending at the end of the trading day on March 12, 2018, on the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the promises and the mutual benefits to be derived from this Agreement and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Subscription and Issuance of Subscribed Shares

1.1 Subscription and Issuance of Subscribed Shares. On the terms and subject to the conditions set forth herein, the Company agrees to issue and deliver to Purchaser, and Purchaser agrees to purchase and acquire from the Company, on the Private Placement Closing Date (as defined below), the Subscribed Shares.

1.2 Closing. The issuance and delivery of the Subscribed Shares referred to in Section 1.1 (the “Private Placement Closing”) shall take place remotely by electronic exchange of closing deliveries, immediately following, and contingent upon, the Closing (the “Private Placement Closing Date)”. The execution and delivery of this Agreement at the Private Placement Closing by each of Purchaser and Blue Water shall be conclusive evidence of (i) Blue Water’s designation of Purchaser as recipient of its share of the Estimated Net Merger Consideration, and (ii) Purchaser’s payment of such share of the Estimated Net Merger Consideration as consideration for the Subscribed Shares, in each case as described in the recitals hereto, and no further documentation or instruction shall be required to evidence the transactions contemplated thereby.

1.3 Closing Deliveries. At the Closing, and upon the exchange of signatures as provided for in Section 1.2 hereof, the Company shall instruct the Company’s transfer agent to register the Subscribed Shares in the name of Purchaser as the record holder of the Subscribed Shares.

Section 2. Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to the Company as follows:

2.1 Purchaser is acquiring the Subscribed Shares for Purchaser’s own account for investment and not with a view to, or offer or sale in connection with, any distribution thereof or with any present intention of offering or selling or otherwise disposing of such Subscribed Shares in violation of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

2.2 Purchaser understands that (a) the Subscribed Shares have not been registered under the Securities Act or the securities or “blue sky” laws of any jurisdiction and are issued by reason of specific exemptions from registration under the provisions thereof which depend, in part, upon the investment intent of Purchaser and upon the representations made by Purchaser in this Agreement, (b) the Subscribed Shares cannot be offered, sold or transferred unless they are registered and/or qualified under the Securities Act and any other applicable securities and “blue sky” laws, or are exempt from such qualification or registration, (c) there is no assurance that any exemption from registration under the Securities Act and any applicable state or “blue sky” laws or regulations will be available, or if available, that such exemption will allow Purchaser to dispose of or otherwise transfer any or all of the Subscribed Shares in the amounts or at the times Purchaser may propose, and (d) the Company is relying upon the representations, warranties and agreements made by Purchaser in this Agreement.

2.3 Purchaser represents that neither the Company nor any person acting on its behalf, has offered to sell or sold the Subscribed Shares (or any other securities of the Company) to Purchaser by means of any form of general solicitation or general advertising.

2.4 Purchaser represents that Purchaser is an “Accredited Investor” as defined in Rule 501of Regulation D of the Securities Act.

Section 3. Termination

If the Closing does not occur on or prior to March 31, 2018, this Agreement shall, on April 1, 2018, become void and there shall be no liability or obligation on the part of Purchaser, Blue Water or the Company under this Agreement.

Section 4. Registration Rights

4.1 The Company and the Purchaser shall enter into a Registration Rights Agreement in substantially the form attached hereto as Exhibit A, effective as of the Private Placement Closing Date.

Section 5. Miscellaneous

5.1 Waiver, Amendment. Neither this Agreement nor any provision hereof shall be waived, modified, changed, discharged, amended or terminated except by an instrument in writing signed by the other parties hereto.

5.2 Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by Purchaser or the Company without the prior written consent of the other parties hereto.

5.3 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

5.4 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto and each such executed counterpart shall be deemed to be an original instrument.

5.5 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, permitted successors and assigns.

5.6 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement or serve as a limitation or expansion on the scope of any term or proviso of this Agreement.

5.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the law of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Subscription Agreement as of the date first above written.

PURCHASER

DEEP WATER HOLDINGS, LLC

By:	/s/ Lawrence Simkins

Name:	Lawrence R. Simkins

Title:	Manager

BLUE WATER

BLUE WATER HOLDINGS, LLC

By:	/s/ Lawrence Simkins

Name:	Lawrence R. Simkins

Title:	Manager

COMPANY

SEASPAN CORPORATION

By:	/s/ Bing Chen

Name:	Bing Chen

Title:	President and Chief Executive Officer

Exhibit A

Form of Registration Rights Agreement